Exhibit (d)(43)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

AMENDMENT NO. 1 effective as of December 9, 2016 (“Amendment No. 1”) to the Investment Sub-Advisory Agreement dated as of June 1, 2014 (“Agreement”) between AXA Equitable Funds Management Group, LLC, a Delaware limited liability company (“FMG LLC” or “Manager”) and ClearBridge Investments, LLC, a Delaware limited liability company (“ClearBridge” or “Adviser”).

FMG LLC and ClearBridge agree to modify the Agreement dated as follows:

1. New Portfolio. FMG LLC hereby appoints ClearBridge to serve as the Sub-Adviser to the AXA/ClearBridge Large Cap Growth Portfolio (“New Portfolio”).

2. Existing Portfolios. The Manager hereby reaffirms its appointment of the Sub-Adviser as the investment adviser to an Allocated Portion of the Multimanager Aggressive Equity Portfolio.

3. Duration of Agreement.

a.	With respect to the New Portfolio specified in Amendment No. 1, the Agreement will continue in effect for a period of two years beginning December 9, 2016 and may be continued thereafter pursuant to subsection (b) below.

b.	With respect to the New Portfolio, the Agreement shall continue in effect annually after the date specified in subsection (a) only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the agreement or interested persons (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”), and by either the Board of Trustees or a vote of a majority of the outstanding shares of the New Portfolio. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement, or (b) all the Portfolios of the Trust.

4. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Sub-Adviser is appointed as the investment adviser and the fee payable to the Sub-Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

5. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		CLEARBRIDGE INVESTMENTS, LLC

By:	/s/ Steven M. Joenk Steven M. Joenk Chairman, Chief Executive Officer and President	By:	/s/ Cynthia K. List Name: Cynthia K. List Title: Chief Financial Officer

APPENDIX A

TO

AMENDMENT NO. 1 TO

INVESTMENT SUB-ADVISORY AGREEMENT

WITH

CLEARBRIDGE INVESTMENTS, LLC

The Manager shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio	Annual Advisory Fee**
Multimanager Aggressive Equity Portfolio* AXA/ClearBridge Large Cap Growth Portfolio (collectively, the “ClearBridge Portfolios”):	0.35% of the ClearBridge Portfolios’ average daily net assets up to and including $500 million; 0.30% of the ClearBridge Portfolios’ average daily net assets in excess of $500 million up to and including $2 billion; and 0.25% of the ClearBridge Portfolios’ average daily net assets in excess of $2 billion

*	Fee to be paid shall be based only on the portion of the Multimanager Aggressive Equity Portfolio’s average daily net assets advised by the Sub-Adviser, which may be referred to as the “Allocated Portion.”
**	The daily advisory fee for the ClearBridge Portfolios is calculated by multiplying the aggregate net assets of the ClearBridge Portfolios at the close of the immediately preceding day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.